Exhibit 99.6

FOR IMMEDIATE RELEASE:                            CONTACT: Andrea J. Keller
September 14, 1998                                         Frederick Brewing Co.
                                                           301-694-7899,x120

                           Wild (Winter) Goose is Back
               SnowGoose(TM) Winter Ale Available October 19, 1998


FREDERICK, MD--Wild Goose Brewery announced today the return of SnowGoose(TM) Winter Ale, first brewed the winter of 1992. A rich ale, SnowGoose(TM) has a round, toasty body and a vibrant finish of Cascade, Willamette, Fuggles and East Kent Goldings hops. And this award-winning seasonal ages well--enjoy its complexity and earthy oakness long after the snow has melted away. Gold and silver medal winner at the World Beer Championships.

This year's SnowGoose(TM) Winter Ale features new packaging and label artwork created by Studio 105 of Shepardstown, West Virginia.

Wild Goose(R) SnowGoose(TM) Winter Ale Specifications:

MALTS:                Pale, Crystal, Chocolate, Roasted Barley, Carapils, Wheat
HOPS:                 Cascade, Willamette, Fuggles, East Kent Goldings
BITTERNESS:           50 IBUs
COLOR:                Garnet, Dark Ruby Red
GRAVITY:              16.0 Plato
ALCOHOL:              6.5%
CO2:                  2.4 Vol.


One of the East Coast's first microbreweries, Wild Goose Brewery, Inc. was founded in 1989. Since then, Wild Goose(R) has been known for its traditional, hand-crafted, English-


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style ales, which are made with only the finest imported British malted barley and Ringwood yeast. Named one of the "Top 10 Breweries of the Year" by the 1997 World Beer Championships, Wild Goose(R)'s award-winning, year-round styles include India Pale Ale, Amber, Porter and Oatmeal Stout.

Founded in 1993 with the Blue Ridge(R) brand of beers, Frederick Brewing Co. completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a converted warehouse to a purpose-built, 57,000 square foot facility. In December 1997, FBC acquired two other microbreweries, Wild Goose Brewery, Inc. and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states and the District of Columbia. FBC shares are traded under the NASDAQ symbol: BLUE.

Free public tours and tastings are held at Frederick Brewing Co.'s brewery every Saturday and Sunday at 1:30 p.m. Reservations are not required. Directions are available by calling the brewery at 888-258-7434, visiting the Frederick Brewing Co. website at http://www.fredbrew.com, or referring to the map on the bottom of a six-pack. Downloadable label artwork and brewery photographs are available at http://www.fredbrew.com/prphotos.

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